UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The TJX Companies, Inc.

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770 Cochituate Road
Framingham, Massachusetts 01701

April 27, 2007

Dear Stockholder:

We cordially invite you to attend our 2007 Annual Meeting on Tuesday, June 5, 2007, at 9:00 a.m., to be held at the SunTrust Plaza/World Trade Center, 303 Peachtree Street NE, Atlanta, Georgia. Please proceed to the Art Gallery in the lower lobby level.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on June 5th.

Sincerely,

Bernard Cammarata Chairman of the Board	Carol Meyrowitz President and Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2007

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at the SunTrust Plaza/World Trade Center, 303 Peachtree Street NE, Atlanta, Georgia, on Tuesday, June 5, 2007, at 9:00 a.m. to vote on:

•	Election of directors.

•	Approval of material terms of executive officer performance goals.

•	Proposal to ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

•	A shareholder proposal if presented at the meeting.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments.

By Order of the Board of Directors

Ann McCauley
Secretary

Framingham, Massachusetts
April 27, 2007

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PROPOSAL 2 APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 SHAREHOLDER PROPOSAL
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2007

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2007 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurate. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Secretary of TJX, or notifying the Secretary in person at the meeting or any adjournment that you are revoking your earlier vote and voting in person.

Stockholders of record at the close of business on April 16, 2007 are entitled to vote at the meeting. Each of the 454,667,022 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report and Form 10-K for our fiscal year ended January 27, 2007 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2008 Annual Meeting of Stockholders and until their successors are elected and qualified. All of our current directors were elected to the Board by stockholders, other than Ms. Meyrowitz, who was elected by the Board. We do not anticipate that any nominee will become unavailable to serve.

David A. Brandon, 54
Director since 2001

Mr. Brandon has been the Chairman, Chief Executive Officer and a director of Domino’s Pizza, Inc., a pizza delivery company, since 1999. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a provider of marketing products and services, from 1989 to 1998 and Chairman of its Board from 1997 to 1998. Mr. Brandon is also a director of Burger King Holdings, Inc. and Kaydon Corporation.

Bernard Cammarata, 67
Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group.

David T. Ching, 54
Director Nominee

Mr. Ching has been Senior Vice President and the Chief Information Officer for Safeway Inc., a food and drug retailer, since 1994. Previously, Mr. Ching held management positions at British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry, and Lucky Stores Inc., a food retailer.

Michael F. Hines, 51
Director Nominee

Mr. Hines served as Executive Vice President and the Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he served with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Amy B. Lane, 54
Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. She also serves as a director of Borders Group, Inc.

Carol Meyrowitz, 53
Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007 and its President since October 2005. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of The Marmaxx Group from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for

Berkshire Partners L.L.C., a private equity firm. From 1987 to 2001, she held various senior management positions with The Marmaxx Group and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Amscan Holdings, Inc.

John F. O’Brien, 64
Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also a director of Cabot Corporation, LKQ Corporation and a family of BlackRock mutual funds.

Robert F. Shapiro, 72
Director since 1974

Mr. Shapiro has been the Vice Chairman of Klingenstein Fields & Co., L.L.C., an investment advisory business, since 1997. Mr. Shapiro was also President of RFS & Associates, Inc., an investment and consulting firm, from 1988 to 2004 and was formerly Co-Chairman of Wertheim Schroder & Co. Incorporated and President of Wertheim & Co., Inc., investment banking firms. Mr. Shapiro is also a trustee of The Burnham Fund, Inc. and Genaera Corporation.

Willow B. Shire, 59
Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit.

Fletcher H. Wiley, 64
Director since 1990

Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996. Since 2003, Mr. Wiley has been of counsel to the law firm Bingham McCutchen LLP. Previously, Mr. Wiley was of counsel to the law firm Schnader Harrison Goldstein & Manello and a partner of the law firms Goldstein & Manello and Fitch, Wiley, Richlin & Tourse, P.C.

Corporate Governance

Board Independence.  Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board annually evaluates the relationships between each nominee for director and TJX and makes an affirmative determination whether or not each director is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are more rigorous than the requirements of the New York Stock Exchange, and are posted on our website at www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that seven directors of our ten-member

Board (70%) are independent, with the independent directors being David Brandon, Gail Deegan, Amy Lane, John O’Brien, Robert Shapiro, Willow Shire and Fletcher Wiley, as well as our two nominees, David Ching and Michael Hines. Previously, the Board also unanimously determined that Gary Crittenden and Dennis Hightower, who served as directors for part of fiscal 2007, were independent. Each of these directors, former directors and nominees met our categorical standards of independence. In addition, the Board considered a business relationship of Mr. Crittenden, a business relationship and a charitable relationship of Ms. Deegan, a charitable relationship of Mr. O’Brien and a business relationship of Mr. Wiley, each of which fell below our categorical standards. Our other three directors are not independent. Bernard Cammarata is the Chairman and was recently the Acting Chief Executive Officer of TJX. Carol Meyrowitz is the Chief Executive Officer and President of TJX. Richard Lesser retired from TJX in January 2005.

Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have had long-standing Corporate Governance Principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to our governance can be found at www.tjx.com.

Board Expertise and Diversity.  Our directors possess a wide range of talents and experience. Our Board reflects a range of talents, ages, skills, diversity and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Annual Performance Reviews.  We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair and each of our individual directors.

Board Nominees.  The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our shareholders. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts, and engaging an outside search firm. The Corporate Governance Committee has adopted a policy with respect to submission by shareholders of candidates for director nominees which is available on our website at www.tjx.com. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about and consents and agreements of the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

During fiscal 2007 and 2008, the Corporate Governance Committee engaged Russell Reynolds Associates to assist in the process of identifying and evaluating potential director candidates. Of the two new director nominees, Russell Reynolds Associates identified Mr. Ching as a potential director candidate, and our CEO, Ms. Meyrowitz, identified Mr. Hines.

Majority Voting.  Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director who receives a greater number of votes “withheld” than “for” his or her election in an uncontested election to tender his or her resignation and such principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Chairman; Lead Director.  The Chairman of the Board of Directors is elected annually from among the directors by the Board. Because our Chairman, Mr. Cammarata, is not an independent director, consistent with our Corporate Governance Principles, our independent directors have elected John F. O’Brien as Lead Director. In this role, among other duties, Mr. O’Brien meets at least quarterly with our Chief Executive Officer and with senior officers as necessary, attends quarterly management business review meetings, schedules and chairs meetings of the independent directors and of the non-management directors, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors.

Attendance.  During fiscal 2007, our Board met 28 times. Each director attended at least 75% of all meetings of the Board and committees of which he or she was a member, except Gary Crittenden, who was recused from all meetings held with respect to the unauthorized computer intrusion(s), and Dennis Hightower, who attended 70% of meetings. At each regularly scheduled Board meeting, the independent directors met separately. It is our policy that all nominees and directors standing for re-election are expected to attend the annual meeting of stockholders. All nominees and directors attended the 2006 Annual Meeting.

Board Committees.  The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website at www.tjx.com

All members of the Audit, Corporate Governance and Executive Compensation Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about these committees during fiscal 2007:

			Corporate			Executive
Name**	Audit		Governance	Executive		Compensation	Finance

David A. Brandon						X *
Bernard Cammarata				X	*
Gary L. Crittenden***							X	*
Gail Deegan	X	*					X
Dennis F. Hightower***	X					X
Amy B. Lane	X		X
Richard G. Lesser							X
Carol Meyrowitz
John F. O’Brien				X		X
Robert F. Shapiro			X	X		X
Willow B. Shire			X *			X
Fletcher H. Wiley	X		X
Number of meetings during fiscal 2007	15		5	1		10	3

*	Chair

**	In fiscal 2007, prior to changes in committee membership on June 6, 2006, Ms. Lane served on the Finance Committee, Mr. Brandon served as chair of the Audit Committee, and Mr. Hightower served as chair of the Executive Compensation Committee.

***	Mr. Crittenden resigned from the Board of Directors on January 24, 2007, and Mr. Hightower resigned from the Board of Directors on December 31, 2006.

Audit Committee.  The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

The charter of the Audit Committee is included as Exhibit A to this proxy statement.

Executive Compensation Committee.  The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the ECC’s responsibilities include:

•	approving the compensation, including awards of stock options, bonuses and other incentives, of our executive officers and all other employees whose base salary exceeds a level determined by the Committee;

•	determining the performance targets and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers; and

•	administering our incentive plans.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. The Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.  The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.  The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign currency exchange policies and capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Search Committee.  The Board also formed a Search Committee in September 2005 to search for a President and a Chief Executive Officer, which was disbanded in September 2006 after fulfilling its purpose.

Limits on Board Memberships.  It is our policy that no director shall be nominated who has attained the age of 72 prior to or on the date of his or her election or reelection. However, in light of the number of new director nominees, and given the continuity provided by Mr. Shapiro’s lengthy and dedicated service to TJX, the Board waived this policy to allow Mr. Shapiro to be re-nominated as a director candidate for this year’s Annual Meeting. Under our Corporate Governance Principles, directors with full-time jobs should not serve on more than three boards of public companies in addition to our Board, no director should serve on more than four boards of public companies in addition to our Board, and members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Code of Conduct.  We have a Code of Conduct for our associates designed to ensure that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.

Code of Ethics for TJX Executives and Code of Business Conduct and Ethics for Directors.  We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Vice Chairman, Chief Administrative Officer, Chief Financial Officer, Principal Accounting Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Code of Business Conduct and Ethics for Directors which promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Both of these codes of conduct are published on our website at www.tjx.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Code of Business Conduct and Ethics for Directors within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines.  It is our policy that at the time of his or her election, a director must own at least $10,000 of our common stock. Over time, a director must increase his or her stock ownership to hold shares of our common stock (or their equivalent) equal to at least $200,000 (including awards under the Deferred Stock Program for Non-Employee Directors under our Stock Incentive Plan). It is our policy that our Chief Executive Officer and President will attain stock ownership with a fair market value of at least five times his or her annual base compensation, and our Vice Chairman and each Senior Executive Vice President will attain stock ownership with a fair market value of at least three times his or her annual base compensation. For our executive officers, such ownership guidelines are reduced by 50% at age 62. It is expected that individuals who have not yet achieved the stock ownership levels provided by these guidelines will make steady progress towards meeting such levels. In addition, individuals who have not yet achieved the guideline ownership levels are expected to retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options, vesting of deferred stock or vesting of performance-based restricted stock. Once an individual satisfies and sustains the target stock ownership level, the executive is permitted to sell all future shares obtained through option exercises, the vesting of deferred stock or the vesting of performance-based restricted stock.

Communications with the Directors.  Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Requests for Information.  Shareholders may request print copies of our Corporate Governance Principles, Code of Conduct for Associates, Code of Ethics for TJX Executives, Code of Business Conduct and Ethics for Directors, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees by writing to the Office of the Secretary at the above address. The current versions of these documents are also available on our website at www.tjx.com.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and our directors, director nominees, executive officers, 5% shareholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by our committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and our Corporate Governance Principles. Further, our Board has determined that two of our members (Ms. Deegan and Ms. Lane) are audit committee financial experts as defined by the rules of the Securities and Exchange Commission.

The Audit Committee met fifteen times during fiscal 2007, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller and PricewaterhouseCoopers LLP, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent registered public accounting firm their independence. We discussed with management, the internal auditors and the independent registered public accounting firm TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We discussed with the independent registered public accounting firm, management and the internal auditors the accounting and auditing implications of the unauthorized intrusion or intrusions into portions of the Company’s computer systems that process and store customer transactions. We reviewed with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with the independent registered public accounting firm communications required by the Standards of the Public Company Accounting Oversight Board (United States), as described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations.

The aggregate fees that TJX paid for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 27, 2007 and January 28, 2006 were:

In thousands	2007	2006

Audit	$4,024	$3,683
Audit Related	593	323
Tax	702	1,195
All Other	—	—

Total	$5,319	$5,201

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including expanded testing in connection with the computer intrusion(s), financial statement schedules and statutory and subsidiary audits, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission, and opinions on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

•	Audit Related fees were for services related to consultations concerning financial accounting and reporting standards, and employee benefit plan audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, preparation of tax returns for expatriate employees and requests for rulings and technical advice from tax authorities.

We pre-approve all audit services and all permitted non-audit services by the independent registered public accounting firm, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. We concluded that the independent registered public accounting firm’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 27, 2007 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of TJX’s financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and the independent registered public accounting firm, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 27, 2007 for filing with the Securities and Exchange Commission. We also have selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2008, subject to ratification by TJX’s stockholders.

Audit Committee

Gail Deegan, Chair
Amy B. Lane
Fletcher H. Wiley

Beneficial Ownership

The following table shows as of March 31, 2007, the number of shares of our common stock beneficially owned by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors, director nominees and executive officers as a group:

			Percentage of
	Number of		Outstanding
Name	Shares(1)		Common Stock

Arnold S. Barron	306,092	(2)	*
David A. Brandon	67,000		*
Bernard Cammarata	2,106,722	(2),(3),(4)	*
Donald G. Campbell	631,326	(2),(4)	*
David T. Ching	—		*
Gail Deegan	66,000		*
Michael F. Hines	—		*
Amy B. Lane	9,356		*
Richard G. Lesser	649,500		*
Carol Meyrowitz	450,000	(2)	*
Jeffrey G. Naylor	279,019	(2)	*
John F. O’Brien	104,000		*
Robert F. Shapiro	78,000		*
Willow B. Shire	79,100		*
Fletcher H. Wiley	95,200		*
All Directors, Nominees and Executive Officers as a Group (18 persons)	5,859,623	(2)	1.3%

*	Each of the individuals listed above beneficially owned less than 1% of our outstanding common stock.

(1)	All directors and officers have sole voting and investment power except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on March 31, 2007 or within sixty (60) days thereafter through the exercise of options: Mr. Barron (241,666), Mr. Brandon (60,000), Mr. Cammarata (1,200,000), Mr. Campbell (475,000), Ms. Deegan (60,000), Ms. Lane (7,956), Mr. Lesser (644,500), Ms. Meyrowitz (150,000), Mr. Naylor (200,000), Mr. O’Brien (84,000), Mr. Shapiro (48,000), Ms. Shire (76,000), and Mr. Wiley (84,000) and all directors, nominees and executive officers as a group (4,158,039). Excludes vested deferred shares payable in shares upon leaving the Board: Mr. Brandon (6,806), Ms. Deegan (7,421), Ms. Lane (3,092), Mr. Lesser (3,461), Mr. O’Brien (11,969), Mr. Shapiro (19,283), Ms. Shire (12,671) and Mr. Wiley (18,767).

(2)	Includes shares that are subject to forfeiture restrictions: Mr. Barron (53,438), Mr. Cammarata (47,000), Mr. Campbell (62,500), Ms. Meyrowitz (300,000) and Mr. Naylor (53,438) and all directors, nominees and executive officers as a group (584,752).

(3)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership and excludes 94,000 performance-based deferred shares. Includes 118,585 shares owned by a trust of which Mr. Cammarata is sole trustee.

(4)	Includes shares owned by a charitable foundation of which the individual is a trustee or officer: Mr. Cammarata (183,347) and Mr. Campbell (10,000).

As of March 31, 2007, based on information filed with the SEC, persons known to us to beneficially own 5% or more of our outstanding common stock are as follows:

			Percentage of
	Number of		Class
Name and Address of Beneficial Owner	Shares		Outstanding

Ruane, Cunniff & Goldfarb Inc.	25,089,242	(1)	5.5%
767 Fifth Avenue
New York, NY 10153
Capital Research and Management Company	24,500,000	(2)	5.4%
333 South Hope Street Los Angeles, CA 90071
FMR Corp.	23,692,066	(3)	5.2%
82 Devonshire Street Boston, MA 02109

(1)	Reflects sole voting power with respect to 13,500,993 shares and sole dispositive power with respect to all shares.

(2)	Reflects sole voting power with respect to 3,650,000 shares and sole dispositive power with respect to all shares. Capital Research and Management Company disclaims beneficial ownership of all shares.

(3)	Reflects sole voting power with respect to 2,686,146 shares and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, except that in September 2006, Arnold Barron, Jeffrey Naylor and Alexander Smith each filed an amended Form 4 to correct a prior timely filed report that had inadvertently overstated the number of shares acquired in connection with a restricted stock grant. In October 2006, Robert Shapiro filed a late Form 4 relating to the exercise of stock options and sale of the shares acquired. The failure to report this transaction was inadvertent and was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 27, 2007 for filing with the Securities and Exchange Commission.

Executive Compensation Committee

David A. Brandon, Chair
John F. O’Brien
Robert F. Shapiro
Willow B. Shire

Compensation Discussion and Analysis

We have designed our compensation program based on the philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for driving our results. We have achieved significant success over many years. But, like other retailers, we operate in a highly competitive and challenging economic environment. Accordingly, we have adopted a total compensation approach to accomplish several goals:

•	attract and retain very talented individuals,

•	reward achievement of our financial goals, and

•	enhance shareholder value by achieving our short-term and long-term financial objectives.

The Executive Compensation Committee of our Board of Directors, or the ECC, implements this compensation philosophy for our executives by providing:

•	base salaries that are competitive with salaries paid by peer companies,

•	short-term cash incentives tied to achieving pre-tax income targets,

•	longer-term cash incentives tied to achieving pre-tax income targets over a three-year period,

•	performance-based restricted stock, deferred stock and stock options, and

•	retirement benefits and limited perquisites.

Compensation Philosophy

For many years, our compensation philosophy for our key associates, including executives, has reflected pay for performance. A substantial portion of an executive’s compensation is incentive compensation. The amount of the executive’s incentive compensation under our incentive compensation programs is directly tied to the objective performance of the Company and therefore directly linked with the interests of stockholders.

•	The amounts paid under our cash incentive plans are determined on the basis of achievement of specific, predetermined pre-tax income targets. Once the targets are set, we do not make discretionary adjustments to the targets or the bonuses for our executive officers under these plans.

•	All restricted stock and deferred share grants to executive officers are subject to performance measures as well as continued service and, as a result, vest only if predetermined performance targets are achieved.

•	Stock options have realizable value only to the extent that the value of our stock increases.

Total compensation for our executives is a combination of base salary, short-term and long-term cash incentives, and long-term equity-based incentives. In determining total compensation, the ECC takes into account individual performance and contractual requirements, historic compensation practices that in its estimation have proven successful for TJX, compensation practices at peer group companies, compensation programs for the Company as a whole and any special considerations such as a new hire, promotion, organizational change, relocation or transitional role. In addition to base salary and incentive compensation, our executive officers receive retirement benefits, deferred compensation and limited perquisites. The availability of these benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for the ECC’s determination of an executive officer’s total compensation for any year.

Because our Chairman, Mr. Cammarata, was serving as Acting Chief Executive in fiscal 2006 and fiscal 2007 as an interim measure, he was compensated in a different manner. By mutual agreement of the ECC and Mr. Cammarata, he was paid a below-market salary, did not participate in our cash incentive plans, and was granted performance and service-based equity incentives in fiscal 2006. In fiscal 2007, with the assistance of the ECC’s compensation consultant, Frederic W. Cook & Co., Inc. (Cook), the ECC negotiated a new employment agreement with Mr. Cammarata, at the termination of his earlier employment agreement, reflecting his service as Acting CEO and his ongoing role as Chairman.

Compensation Consultants and Benchmarking

In fiscal 2007, the ECC was advised by a compensation consultant, Cook, engaged by and reporting to the ECC. Cook advised the ECC with respect to the competitive position of base salary, annual bonus and long-term incentives for members of management, including our named executive officers (shown in “Summary Compensation Table” below). Cook also advised the ECC in fiscal 2006 with respect to Mr. Cammarata’s compensation as Acting Chief Executive Officer. The ECC also reviewed reports prepared for TJX by its compensation consultant, the Hay Group, based on Hay’s 2006 survey of 49 retail companies.

The ECC benchmarks total compensation of our executive officers and each of the elements of that compensation against a group of 12 peer companies that are large, publicly traded retailers selected by the ECC. Substantially the same peer group has been used over a number of years, and the ECC considers revisions each year to reflect changes in the peer group and TJX with the advice of the ECC’s compensation consultant, TJX’s compensation consultant and our management. The peer group for fiscal 2007 consisted of Dillard’s, Inc., Federated Department Stores, Inc., The Gap, Inc., Kohl’s Corporation, Limited Brands, Inc., The May Department Stores Company, OfficeMax Incorporated, J.C. Penney Company, Inc., Ross Stores, Inc., Staples, Inc., Target Corporation and Toys “R” Us, Inc. Although the ECC uses peer-group data to provide context for its own determinations, it does not calibrate compensation or any element of compensation for our executive officers with any specified level at the peer group.

Total Compensation

In determining the overall level and components of executive compensation, the ECC focuses on total compensation. Generally, the ECC conducts a strategic review of the compensation policies for all management employees of TJX and its divisions, including the executive officers. Utilizing the comparative benchmarking data provided by our compensation consultants, the ECC assesses the overall competitiveness of our compensation programs. For each management level, the ECC then assesses the appropriate mix of short-term versus long-term incentives and cash versus equity-based compensation to provide a competitive mix and at the same time encourage long-range goals and employee retention. The ECC subsequently reviews and determines individual compensation components, including base salary, short-term and long-term cash incentive awards and equity grants.

Base Salary

Each of our executive officers receives a base salary in cash during the fiscal year. Base salary levels are determined by the ECC, taking into account contractual obligations, individual performance, responsibilities, past base salary, the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue

Code, peer group data, the advice of Cook and recommendations by the CEO with respect to the other executive officers. The performance review of the CEO is performed by the Corporate Governance Committee each year as provided in its charter. The review includes both quantitative and qualitative factors, including the CEO’s achievement of performance objectives, in addition to those provided in the Management Incentive Plan and the Long Range Performance Incentive Plan for the year. The performance review of the other named executive officers is performed by the executive to whom such individual reports, who also makes salary recommendations to the ECC: for fiscal 2007, Mr. Cammarata in the case of Ms. Meyrowitz, Mr. Campbell and Mr. Naylor; and Mr. Cammarata and Ms. Meyrowitz in the case of Mr. Barron. Base salary increases for our named executive officers, other than increases as a result of promotions at other times, are implemented effective June each year.

Because Mr. Cammarata agreed to serve as CEO on an interim basis, he and the ECC agreed to an employment contract in fiscal 2006 that provided a below-market base salary of $1,000,000, which was not expected to increase based on performance. In March 2006, at the initiation of Mr. Cammarata, 12 of our most senior executives, including Mr. Cammarata and our other named executive officers, agreed to a 10% reduction of their base salaries in concert with a reduction of our workforce. In June 2006, the ECC increased the base salaries of Ms. Meyrowitz, Mr. Barron and Mr. Naylor off of the reduced base salaries as part of its annual review of salaries, and in September 2006, the ECC increased the base salary of Mr. Campbell when he was promoted to Vice Chairman and Mr. Naylor when he was promoted to the additional position of Chief Administrative Officer. Each of these increases reflected the factors discussed above. At his request, Mr. Cammarata’s base salary was not increased at either time.

Incentive Compensation

General.  A significant portion of each executive officer’s compensation is cash and equity-based incentive compensation granted under plans approved by our stockholders. Our cash incentive plans compensate executives based on the achievement of company financial goals and on continued service by the executive. In this way, they give our executives and other employees incentives to achieve our targeted corporate performance in the short and long term while at the same time promoting retention. The equity-based awards made to our named executive officers in fiscal 2007 consisted of options to acquire our stock and performance-based restricted stock. Stock options are subject to service-based vesting requirements and deliver value only if the market price of our stock increases. Vesting of our restricted stock awards depends on meeting both service and performance conditions. Our incentive compensation is intended to qualify for an exemption from the deduction limitation rules of Section 162(m) of the Internal Revenue Code.

The ECC does not apply a formula in determining the portion of total compensation payable in the form of cash incentive compensation or equity-based compensation. However, starting in fiscal 2006, based on input from our shareholders and a review of our equity grant practices, the ECC determined to reallocate the elements of long-term incentive compensation so that generally a larger proportion would be provided by our long-term cash incentive program and a smaller proportion would be provided by stock option grants.

Mr. Cammarata was awarded performance-based equity incentives in fiscal 2006 in connection with his assumption of the role of Acting CEO, and his employment agreement provides that he will not participate in our cash incentive plans.

Short-Term Cash Incentives.  Our short-term, annual cash incentive awards are made under our shareholder-approved Management Incentive Plan, or MIP. Our MIP is designed to encourage our key associates and managers, including our named executive officers other than Mr. Cammarata, to achieve annual performance targets for each of our divisions by paying cash awards based on the extent to which these performance targets are achieved or exceeded. The ECC sets MIP awards as a percentage of each participant’s base salary. The amount of the cash incentive award actually earned under our MIP is determined solely by measurement of actual performance against the performance targets. If performance meets the performance targets set by the ECC, participants receive their target MIP awards. If performance exceeds the performance targets, participants receive more than their target MIP awards based on the extent performance exceeds the performance targets (but under the terms of the MIP participants may not receive more than two times their target MIP awards or a maximum of $2 million per award). If performance does not meet the performance targets, the participants receive no awards or awards below their target MIP awards, based on the extent to which performance falls below the performance targets. Subject to shareholder approval, the ECC increased the maximum award under the MIP from $2 million to $5 million beginning in fiscal 2008 in light of increases in base salaries over the past ten years and the related increases in potential awards under the MIP, which are based on base salary.

The ECC sets an annual MIP performance target for each division, which is a level of divisional pre-tax income excluding capitalized inventory costs and certain corporate allocations and including intercompany interest income/expense. Our divisional associates have only a divisional performance target, and their awards are determined solely by divisional performance. Awards for our corporate associates, including our named executive officers, include performance targets for all our divisions (except Bob’s Stores due to its small size), and our corporate associates earn a portion of their MIP awards based on the performance of each of these divisions. For our corporate incentive award, Marmaxx is underweighted relative to its expected contribution to corporate pre-tax income in order to make performance at the smaller divisions more meaningful to the incentive award and thereby promote focus on their performance.

Divisional performance at the actual performance target results in payment at the target level of a divisional MIP award or the divisional portion of a corporate MIP award. If a division performs above or below its target performance, the amount of the divisional award or the divisional portion of the corporate award applicable to the division is adjusted in accordance with a predetermined percentage adjustment, or slope adjustment. (Due to the lower profitability of A.J. Wright, instead of slope adjustments, the ECC has established predetermined step adjustments for above or below target performance.) The slope adjustments include a minimum level of divisional performance required to obtain any award with respect to each division and the maximum level of divisional performance beyond which the award will not be increased for each division. For fiscal 2007, the minimum performance level for each division (except A.J. Wright) ranged from 70% to 80% of the performance targets, and the maximum performance level ranged from 114% to 130% of the performance targets. The portions of the awards earned for each division are aggregated for the corporate incentive award.

The MIP performance target for each division in fiscal 2007 was derived from our Board-approved plan, was within the range of projections that we provided to the public in February 2006, and reflected the pre-tax income needed from each division to generate the return on invested capital and earnings per share projected to the public at that time. Because these MIP performance targets reflected our plans for our divisions for the fiscal year, we believed that the target performances were reasonably achievable. This is also true for the MIP performance target for each division for fiscal 2008.

The MIP award opportunities (as a percentage of base salary) for fiscal 2007 were: Ms. Meyrowitz 75% target, 150% maximum; Mr. Campbell 55% target, 110% maximum; Mr. Barron 50% target, 100% maximum; and Mr. Naylor 50% target, 100% maximum. Mr. Cammarata does not participate in MIP. The ECC also awarded Ms. Meyrowitz supplemental MIP awards for fiscal 2007 and fiscal 2008 to compensate her for the absence of LRPIP cycle awards for fiscal 2005-2007 and fiscal 2006-2008 resulting from her employment in fiscal 2006 in a consulting role. As with other aspects of compensation, the ECC reviews short-term cash compensation as part of its overall review of compensation and establishes target MIP award levels based on responsibilities, peer group data, input from the ECC’s and TJX’s compensation consultants and, in limited cases, small variations due to historical employment situations.

Our MIP requires that performance be certified by the ECC before any payments may be made to named executive officers. In April 2007, the ECC certified that our corporate MIP performance for fiscal 2007 for our named executive officers had been achieved at a level equal to 143.3% of the target MIP award, and awards consistent with that determination were paid. For our named executive officers, our MIP permits the ECC to lower, but not to raise, the awards, if any, indicated by the certified level of performance. The ECC did not exercise this discretion for the awards for fiscal 2007.

For fiscal 2007, our MIP bonuses for our named executive officers were calculated as follows:

					% Above	Weighted Divisional
	Performance		Actual		or Below	Contribution to
Division (Figures in 000’s)	Target		Performance		Target	MIP Target Award

Marmaxx		$1,196,302		$1,245,323	+4.1%	83.7%
Winners and HomeSense	C$	190,876	C$	221,670	+16.1%	19.7%
HomeGoods		$38,950		$57,713	+48.2%	20.0%
T.K. Maxx		£43,308		£58,918	+36.0%	20.0%
A.J. Wright		$(28)		$(12,971)	N/A	0.0%

	Total Corporate MIP Award: 143.3%

Long-Term Cash Incentives.  Our long-term cash incentive awards are made under our shareholder-approved Long Range Performance Incentive Plan, or LRPIP. Our LRPIP is designed to encourage our key associates and managers, including our named executive officers other than Mr. Cammarata, to achieve cumulative multi-year performance targets for each of our divisions by paying cash awards based on the extent to which these performance targets are achieved or exceeded. All participants participate in the corporate LRPIP. Like the MIP, the amount of the cash incentive award actually earned under our LRPIP is determined solely by measurement of actual performance against the performance targets. If cumulative performance meets the performance targets set by the ECC, participants receive their target LRPIP awards. If cumulative performance exceeds the performance targets, participants receive more than their target LRPIP awards based on the extent to which performance exceeds the performance targets (but under the terms of the LRPIP participants may not receive more than 150% of their target LRPIP awards or a maximum of $2 million per award). If performance does not meet the performance targets, the participants receive no awards or awards below their target LRPIP awards, based on the extent to which performance falls below the performance targets. For the LRPIP award opportunity for fiscal 2007-2009 granted in fiscal 2007, the minimum three-year performance level for an award was set at 33% of the performance targets and the level for maximum awards was set at 133% of the performance targets. Subject to shareholder approval, the ECC increased the maximum award under the LRPIP from $2 million to $5 million beginning in fiscal 2008 in light of increases in base salaries over the past ten years and the related increases in potential awards under the LRPIP.

The ECC sets LRPIP performance targets for the cumulative pre-tax income of each division (other than Bob’s Stores), excluding capitalized inventory costs and certain corporate allocations and including intercompany interest income/expense, for a multi-fiscal year period (generally three fiscal years). LRPIP awards include performance targets for each of these divisions, and our corporate associates earn a portion of their LRPIP awards based on the performance of each of these divisions. The portion of the award allocated to each division is the same for both the LRPIP awards for fiscal 2007-2009 and the fiscal 2007 MIP awards.

Payouts under the LRPIP for both divisional and corporate awards are calculated in a similar manner to payouts under the MIP except that divisional performance is measured on a three-year rather than a one-year basis. The award earned with respect to cumulative performance of each division for the three-year period above or below target performance is determined by applying the pre-determined slope adjustments. Amounts earned with respect to each division are aggregated for the LRPIP award.

The LRPIP performance targets for fiscal 2007-2009 were set by the ECC in fiscal 2007 and were derived from our Board-approved plan, were within the range of projections that we provided to the public in February 2006, and reflected the pre-tax income needed from each division to generate the return on invested capital and earnings per share projected to the public at that time. Because these performance targets reflected our plans for our divisions, we expected the fiscal 2007-2009 performance to be reasonably achievable.

In April 2006, the ECC granted cash incentive award opportunities for fiscal 2007-2009 under our LRPIP for each participant in the plan including our executive officers other than Mr. Cammarata. The ECC reviews long-term and short-term cash compensation together and establishes LRPIP award levels by position, based on responsibilities, peer group data, input from the ECC’s and TJX’s compensation consultant and, in limited cases, small variations due to historical employment situations. The award opportunities were: Ms. Meyrowitz

$1,100,000 target, $1,650,000 maximum; Mr. Campbell $700,000 target, $1,050,000 maximum; Mr. Barron $700,000 target, $1,050,000 maximum; and Mr. Naylor $700,000 target, $1,050,000 maximum.

Under our LRPIP, the ECC must certify performance for a performance period before any payments may be made to named executive officers. In April 2007, the ECC certified that the performance previously established for the fiscal 2005-2007 cycle for our named executive officers had been achieved at a level of 80.9% of the target LRPIP award, and awards consistent with that determination were paid. Although LRPIP permits the ECC to decrease (but not increase) the payments otherwise earned under the program by our named executive officers, the ECC did not exercise that discretion with respect to awards becoming payable in April 2007.

For the fiscal 2005-2007 cycle, our LRPIP bonuses for our named executive officers were calculated as follows:

	Cumulative		Cumulative		% Above	Weighted Divisional
	3-Year		3-Year		or Below	Contribution to
Division (Figures in 000’s)	Performance Target		Actual Performance		Target	LRPIP Target Award

Marmaxx		$3,550,788		$3,592,780	+1.2%	66.2%
Winners and HomeSense	C$	605,385	C$	532,647	−12.0%	8.2%
HomeGoods		$280,748		$108,214	−61.5%	0.8%
T.K. Maxx		£198,981		£142,012	−28.6%	5.7%
A.J. Wright		$59,639		$(28,193)	N/A	0.0%

	Total Corporate LRPIP Award: 80.9%

Long-Term Equity-Based Compensation.  Long-term equity-based awards under our Stock Incentive Plan, or SIP, are an important part of an executive officer’s total compensation. The ECC annually determines by management level the amount of equity grants and the allocations between stock options and performance-based restricted stock based on responsibilities, peer group data, input from the ECC’s and TJX’s compensation consultant and, in limited cases, small variations due to historical employment situations. Beginning in fiscal 2006, the ECC also considered its reallocation between cash and equity compensation discussed above. The ECC indexes the number of restricted shares and stock options actually granted based on the closing price of our common stock on the New York Stock Exchange on the grant date. For a given dollar change in the stock price, the ECC increases or decreases by a fixed percentage the number of shares or options awarded to each individual on the grant date. The purpose of indexing our equity awards is to normalize the underlying dollar value of our equity grants for fluctuations in our stock price. The ECC values each stock award based on the closing price of our common stock on the date of the award. For option awards, the ECC values the award based on the Black-Scholes option pricing formula.

In September 2006, the ECC made SIP awards of stock options and/or performance-based restricted stock to each of the named executive officers other than Mr. Cammarata. In general, stock options granted have a maximum term of ten years, vest over three years, and, to the extent vested, are exercisable for a limited period following termination of employment. All option awards are granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the date of grant. The restricted stock grants have both service-based and performance-based vesting conditions, with exceptions for certain early terminations. For some of the fiscal 2007 grants, the service-based conditions require three years of continuous employment by the executive (cliff vesting). The other restricted stocked grants vest in equal increments over three years of continuous employment. In order to fully satisfy the performance-based conditions, our performance must entitle the named executive officers to a minimum of 67% of their target MIP awards for each applicable fiscal year. For performance entitling the named executive officers to awards of less than 67% of their target MIP award, each executive will receive a partial vesting of shares, which would be reduced pro-rata to zero at a 0% MIP award. Mr. Campbell’s fiscal 2007 restricted stock award provides for vesting on the date the ECC certifies performance results under our MIP applicable to executive officers for fiscal 2008 at a level at or above 67% of his target MIP award (with prorated vesting for lower levels of performance). Additionally, if Mr. Campbell retires with the ECC’s consent or is terminated without cause, unvested shares and options will be subject to the general performance conditions described above but will not automatically be forfeited by reason of his retirement or termination.

Stock options do not deliver value unless and to the extent that the value of our stock appreciates, thus linking the interests of our executive officers with those of our shareholders. The service-based vesting conditions to which both our stock options and our other equity-based awards are subject are important retention incentives. The performance conditions applicable to the restricted stock awards assure that these awards do not vest unless the minimum performance is obtained under our MIP or LRPIP, although we expect that performance will be achieved, and make it possible for those awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Other Elements of Compensation

Retirement Benefits.  We maintain a broad-based defined benefit pension plan under which each participant’s benefits, payable in general as an annuity, accrue based on the participant’s compensation and service. We also maintain a Supplemental Executive Retirement Plan, or SERP, although the ECC has not offered primary SERP benefits to any new participants in a number of years. Ms. Meyrowitz, Mr. Campbell and Mr. Barron participate in our primary SERP benefit program, under which the participant may receive an amount payable in installments, or in certain other forms, of actuarially equivalent value to the value of an annuity providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. Other key employees, including Mr. Naylor, receive an alternative SERP benefit. Under this alternative benefit, participants whose regular pension benefits are affected by Internal Revenue Service benefit restrictions receive on a nonqualified basis, payable by us, the benefits lost by reason of those restrictions. The ECC’s general practice of not offering primary SERP benefits to new participants is in line with industry practices given the trend in the declining availability of supplemental executive retirement plans among large retail companies. Mr. Cammarata was previously paid his SERP benefit.

Deferred Compensation.  We have two nonqualified elective deferred compensation plans, both of which are available to our executive officers and others and pay market returns on amounts deferred. Under our General Deferred Compensation Plan, deferred amounts are credited to an account that earns notional interest until distributed at an annually adjusted rate based on U.S. Treasury securities. Under our Executive Savings Plan, or ESP, deferred amounts may be notionally invested in mutual funds or other investments, available on the market, as specified by the plan administrator. It has been our practice to purchase the investments specified by ESP participants, thus realizing the actual return of the notional investments. Participants in the ESP receive an employer match, subject to a vesting schedule, that may be similarly notionally invested; participants eligible for our primary SERP benefit are not eligible for matching credits under our ESP. Of our named executive officers, only Mr. Naylor is eligible for an ESP match.

Perquisites.  We make a limited amount of perquisites and other personal benefits available to our executive officers, all of which are detailed in footnote 6 to the Summary Compensation Table below: (i) an automobile benefit, (ii) a tax gross-up on the automobile benefit, (iii) financial and tax planning services, (iv) reimbursement of legal expenses for employment arrangements, (v) employer contributions or credits under savings plans and (vi) payment of life insurance premiums.

CEO Compensation.  On April 9, 2007, we entered into a new two-year employment agreement with Ms. Meyrowitz effective as of January 28, 2007 with respect to her employment as Chief Executive Officer. The ECC negotiated this agreement with Ms. Meyrowitz and was advised by Cook with respect to its terms. Under the agreement, Ms. Meyrowitz’s base salary is set at a minimum of $1,400,000 per year (subject to potential increases upon ECC review). She continues to be eligible to participate in both the MIP and LRPIP at levels commensurate with her position and responsibilities and subject to such terms as are established by the ECC. Ms. Meyrowitz has agreed to non-competition and non-solicitation provisions during the term of her employment and for eighteen months thereafter. Ms. Meyrowitz was also awarded 42,500 shares of performance-based restricted stock under our SIP in connection with her promotion.

Employment and Change of Control Agreements.  Each of our named executive officers has an agreement that provides employment and severance terms, including in connection with a change of control, and non-competition and non-solicitation undertakings. Provisions of these agreements relating to termination and change of control are summarized below. We provide these agreements because we believe that it is important to define the relative obligations of TJX and our executives, including obtaining protection against competition and solicitation, and that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

Stock Ownership Guidelines.  We have a stock ownership policy that applies to all of our executive officers. Applicable provisions of this policy are summarized in more detail above under “Stock Ownership Guidelines” in the “Corporate Governance” section. These guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. Also, our policies prohibit our executives from engaging in hedging transactions with respect to TJX stock.

Tax and Accounting Considerations.  We structure incentive compensation arrangements to qualify as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code, but we view the availability of a tax deduction as only one relevant consideration. We continue to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for our success. Consequently, the ECC authorizes nonperformance-based compensation in excess of $1 million. We also structure our compensation and benefit arrangements, where applicable, to qualify for an exemption under, or to satisfy the requirements of, the “nonqualified deferred compensation” rules under Section 409A of the Internal Revenue Code.

Equity Grant Practices.  Virtually all of our stock options and stock awards are granted at the same regularly scheduled ECC meetings held on approximately the same dates each year. The specific dates of the meetings are set by the Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances, typically in connection with new hires or promotions, the ECC approves or grants stock options and stock awards at other times during the year at pre-scheduled ECC meetings. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the New York Stock Exchange on the date of grant.

Executive Compensation Committee Processes and Procedures

The Executive Compensation Committee is responsible for overseeing executive compensation and benefits. The ECC has the authority, without Board or management approval, to retain and terminate all compensation consultants and to determine the fees and terms of engagement. In addition, the ECC may delegate its authority to a subcommittee and may establish formal procedures to govern its operation, as it deems appropriate.

In determining the compensation program for TJX and setting the compensation of our named executive officers, the ECC retained Cook in fiscal 2007 to provide the ECC with comparative compensation data. The ECC directly engaged Cook, setting the fees and the scope of the assignment. Cook assisted the ECC by assessing the competitiveness of our compensation levels for our named executive officers and other key senior managers. Cook utilized comparative data for a peer group of 12 publicly traded retail companies identified under “Compensation Discussion and Analysis” and benchmarked the total compensation levels of our named executive officers and the elements of that compensation, base salary, annual bonus and long-term incentive compensation, against those of the peer group. The ECC utilized this comparative data to assist it in determining the level and mix of compensation for our named executive officers.

In fiscal 2007, TJX engaged Hay to provide the company with comparative compensation data and compensation trends in the retail industry. While some comparative data on our named executive officers was provided, the main purpose of the Hay engagement was to provide benchmarking data for a broad range of employee groups, including corporate officers, divisional leadership, district managers, store managers and buyers. Hay benchmarked compensation levels for key employee groups against the Hay Retail Industry database, a large database of comparable retail companies. The Hay report was also made available to the ECC.

At the request of the ECC, TJX also engaged Hay in fiscal 2007 to review cash incentive plan practices in the retail industry and to compare our current incentive plan designs to industry practices. Hay produced a report summarizing common performance metrics, threshold payouts, maximum payouts and other common features of cash incentive plans in the retail industry that was furnished to the ECC.

The ECC reviews and approves compensation matters at various meetings during the year. The ECC generally looks at compensation and its elements by position level and individual performance. The ECC reviews total compensation for our executive officers and others at its September meeting. In past years, the ECC granted substantially all equity incentives for employees under our SIP at its meeting in September. For fiscal 2008 and future years, the ECC has decided to grant performance-based restricted stock at its April meeting in coordination with the Committee’s certification of performance targets for previously granted restricted stock awards. In the case of executive officer promotions and hiring of senior executives, the ECC generally grants equity incentives at ECC meetings around the time of the promotions or new hires. Restricted stock awards to our named executive officers are both performance-based and service-based and are conditioned on achieving performance targets indexed to the targets of our MIP or LRPIP. Stock options and restricted stock awards are granted based on an employee’s position.

At its meeting in January or February, the ECC reviews incentive award opportunities under our short-term and long-term cash incentive plans. At its April meeting, the ECC grants MIP and LRPIP awards and sets performance targets for our executive officers and others for the current fiscal year and LRPIP cycle beginning in the current fiscal year. At the April meeting, the ECC also certifies performance against MIP targets for the preceding fiscal year and against the LRPIP cycle target ending in the preceding fiscal year. At the April meeting, the ECC has also set base salaries for our executive officers and others, to take effect in June of that fiscal year. For fiscal 2008, the ECC has decided to move its total compensation and salary determinations to its June meeting.

Our executive officers play a limited role in the executive compensation process. Each executive officer provides annual performance reviews of executive officers directly reporting to him or her. In addition, our Chief Executive Officer, in conjunction with our President, makes recommendations to the ECC regarding base salaries and other elements of compensation for our other executive officers. The ECC then utilizes those performance reviews and recommendations in establishing base salaries, cash incentive awards and equity grants. The Corporate Governance Committee performs the annual performance review of our Chief Executive Officer, which the ECC takes into account in determining the compensation of our Chief Executive Officer.

Our executive officers participate in our strategic planning process and recommend to the Board the annual plans for TJX and its divisions. These plans are the basis for the MIP and LRPIP performance targets approved by the ECC. In addition, Mr. Campbell, previously as Chief Administrative Officer and now as Vice Chairman, assists the ECC in its administration of the MIP, LRPIP and SIP and advises the ECC regarding the general design and structure of these incentive plans. Mr. Cammarata, Ms. Meyrowitz and Mr. Campbell regularly attended ECC meetings at the request of the ECC, although the ECC met in executive session at all regularly scheduled meetings.

Summary Compensation Table for Fiscal 2007

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers (collectively, our named executive officers) during fiscal 2007:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
Name and	Fiscal			Stock	Option	Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	(5),(6)	Total

Bernard Cammarata(1)	2007	$911,539	—	$1,516,698	—	—	—	$40,655	$2,468,892
Chairman and Acting Chief Executive Officer
Jeffrey G. Naylor(1)	2007	$627,596	—	$340,098	$832,594	$668,120	$48,684	$44,957	$2,562,049
Senior Executive Vice President, Chief Financial and Administrative Officer
Donald G. Campbell(1)	2007	$740,769	—	$513,032	$991,458	$897,333	$145,379	$37,989	$3,325,960
Vice Chairman
Carol Meyrowitz(1)	2007	$1,076,731	—	$3,135,084	$1,048,938	$2,017,580	$268,076	$38,837	$7,585,246
President
Arnold S. Barron	2007	$672,673	—	$451,687	$768,413	$728,728	$325,623	$41,769	$2,988,893
Senior Executive Vice President, Group President

(1)	In September 2006, Ms. Meyrowitz was appointed a director, Mr. Campbell, who had been serving as Senior Executive Vice President and Chief Administrative Officer, was appointed Vice Chairman, and Mr. Naylor was appointed to the additional position of Chief Administrative Officer. On January 28, 2007, Ms. Meyrowitz became Chief Executive Officer. Mr. Cammarata served as Acting Chief Executive Officer through the end of fiscal 2007 and continued as Chairman in fiscal 2008. Ms. Meyrowitz and Mr. Cammarata were not paid any additional compensation for serving as directors.

(2)	Reflects the amounts recognized for financial statement reporting purposes for fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)). In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions. Stock and option awards are valued in accordance with SFAS 123(R). Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. The underlying valuation assumptions for equity awards are further disclosed in footnote F to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2006 and footnote G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2007.

(3)	Reflects the total amounts earned under the MIP for fiscal 2007 and the LRPIP for the fiscal 2005-2007 cycle. These amounts were paid to participants in April 2007 following the ECC’s certification of performance under the plans. In fiscal 2007, our named executive officers earned the following amounts under the MIP: Mr. Naylor ($449,798), Mr. Campbell ($584,000), Ms. Meyrowitz ($1,157,540), and Mr. Barron ($482,105) and the following amounts under the LRPIP cycle ending in fiscal 2007: Mr. Naylor ($218,322), Mr. Campbell ($313,333) and Mr. Barron ($246,623). Ms. Meyrowitz also earned $860,040 from a supplemental MIP fiscal 2007 award granted to compensate her for not participating in the LRPIP cycle ending in fiscal 2007. Mr. Cammarata does not participate in either the MIP or LRPIP.

(4)	Amounts reflect the change in the actuarial present value of accumulated benefit obligations. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation. For Mr. Cammarata, the change in the actuarial present value of accumulated benefit obligations was -$9,602 for fiscal 2007 (this negative figure was excluded from the total column in the above table).

(5)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 6 represent the direct dollar cost incurred by us in providing these perquisites and other personal benefits to our named executive officers.

(6)	The table below shows amounts under All Other Compensation for fiscal 2007:

						Company-
		Automobile			Employer	Paid
		Benefit	Financial		Contributions or	Amounts
	Automobile	Tax	and Tax	Legal Fee	Credits under	for Life
Name	Benefit	Gross-up	Planning	Reimbursement	Savings Plans(a)	Insurance

Bernard Cammarata	$23,965	$13,857	—	—	$2,750	$83
Jeffrey G. Naylor	$23,902	$10,848	—	—	$9,020	$1,187
Donald G. Campbell	$21,670	$10,882	$1,500	—	$2,750	$1,187
Carol Meyrowitz	$20,448	$10,882	—	$3,570	$2,750	$1,187
Arnold S. Barron	$23,985	$13,847	—	—	$2,750	$1,187

(a)	Amounts reflect matching contributions under our 401(k) plan and in the case of Mr. Naylor, also the ESP.

Total compensation for our named executive officers is composed of base salary, short-term and long-term cash incentives, long-term equity-based incentives, retirement benefits and limited perquisites. Each of our named executive officers has an employment agreement that provides for a base salary of not less than the amount of such officer’s current base salary. Effective March 13, 2006, each of our named executive officers agreed to a 10% salary reduction for his or her base salary and entered into amendments to his or her employment agreement permitting such a decrease. None of our named executive officers received a cash bonus outside of our MIP or LRPIP during fiscal 2007. Our named executive officers other than Mr. Cammarata are entitled under their employment agreements to participation in our SIP, MIP and LRPIP. Ms. Meyrowitz, Mr. Campbell and Mr. Barron are fully vested in their respective accrued SERP benefits. Ms. Meyrowitz’s supplemental fiscal 2007 MIP award was granted to compensate her for the absence of a LRPIP award for fiscal 2005-2007 resulting from her employment in fiscal 2006 in a consulting role. The employment agreements of our named executive officers entitle them to an automobile benefit and participation in employee benefit and fringe benefit plans and programs made available to executives generally. For our executives, all other compensation items including perquisites comprise a small portion of overall total compensation.

Grants of Plan-Based Awards during Fiscal 2007

The following table reports potential payouts under our incentive plans and all other stock and option awards that were granted during fiscal 2007:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock
Name and	Grant	Plan Awards ($)			Plan Awards (# of Shares)			Stock or	Underlying	of Option	and Option
Award Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(1)	Awards(2)

Bernard Cammarata	—	—	—	—	—	—	—	—	—	—	—
Jeffrey G. Naylor
MIP(3)	04/04/06	—	$313,798	$627,596
LRPIP(4)	04/04/06	—	$700,000	$1,050,000
Stock Options	09/06/06				63,750	63,750	63,750		—	$27.00	$531,675
Stock Awards	09/06/06				—	15,938	15,938	—			$430,326
Donald G. Campbell
MIP(3)	04/04/06	—	$407,423	$814,846
LRPIP(4)	04/04/06	—	$700,000	$1,050,000
Stock Options	09/06/06				85,000	85,000	85,000		—	$27.00	$708,900
Stock Awards	09/06/06				—	25,000	25,000	—			$675,000
Carol Meyrowitz
MIP(3)	04/04/06	—	$1,407,548	$2,815,097
LRPIP(4)	04/04/06	—	$1,100,000	$1,650,000
Stock Options	09/06/06				127,500	127,500	127,500		—	$27.00	$1,063,350
Stock Awards	09/06/06				—	—	—	—			—
Arnold S. Barron
MIP(3)	04/04/06	—	$336,337	$672,673
LRPIP(4)	04/04/06	—	$700,000	$1,050,000
Stock Options	09/06/06				63,750	63,750	63,750		—	$27.00	$531,675
Stock Awards	09/06/06				—	53,438	53,438	—			$1,442,826

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(2)	Reflects the fair market value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued based on the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further disclosed in footnote G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2007.

(3)	Figures reflect award opportunities under the fiscal 2007 MIP. Actual amounts earned under the fiscal 2007 MIP awards are disclosed in footnote 3 to the Summary Compensation Table.

(4)	Figures reflect award opportunities under the LRPIP cycle for fiscal 2007-2009.

A significant portion of each executive officer’s compensation is composed of cash and equity-based incentive compensation. Short-term cash incentives are granted under our MIP, and long-term cash incentives are granted under our LRPIP. As discussed in “Compensation Discussion and Analysis,” MIP awards are determined based on fiscal year performance targets for each of our divisions set annually by the ECC. For each participant, the target award is set as a percentage of base salary. If our performance meets the targeted performance, participants receive their target bonus. If our performance exceeds the targeted performance, participants can earn up to the specified maximum, shown above, but, subject to shareholder approval, not more than $5 million per award. If the performance target is less than targeted performance, the participants will receive no bonuses or bonuses below target, based on the extent of the deficiencies. Similarly, LRPIP awards are based on three-year cumulative performance targets set by the ECC. Like our MIP, participants are paid performance awards under the LRPIP only to the extent that multi-year performance targets are achieved. LRPIP participants can earn up to the specified maximum, shown above, but, subject to shareholder approval, not more than $5 million per award.

In fiscal 2007, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Generally, stock options have a maximum term of ten years and vest in equal annual installments over three years. Following a termination of employment by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for five years following termination. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options will continue to vest for the three year period following retirement. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for six months following termination. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock grants have both service-based and performance-based vesting conditions, with exceptions for some early terminations. Typically, the service-based conditions are satisfied by three years of continuous employment and the performance-based conditions are tied to the corporate performance target under our MIP. During fiscal 2006, based on input from our shareholders and a review of our equity grant practices, we revised our general approach to long-term compensation by decreasing the stock option incentives awarded to individuals and increasing their long-term cash incentive awards going forward, which impact is reflected in our fiscal 2007 grants of equity and non-equity incentive plan compensation. Ms. Meyrowitz did not receive any restricted stock awards in fiscal 2007. Mr. Cammarata did not receive any restricted stock or stock option awards in fiscal 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on outstanding option and stock awards for named executive officers as of January 27, 2007:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity Incentive				Market	Plan Awards:	Plan Awards:
			Plan Awards:			Number of	Value of	Number of	Market or
	Number of	Number of	Number of			Shares or	Shares or	Unearned	Payout Value
	Securities	Securities	Securities			Units of	Units of	Shares,	of Unearned
	Underlying	Underlying	Underlying			Stock That	Stock That	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Vested	Vested	That Have	That Have
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	(2),(4)	(2),(3)	Not Vested(4)	Not Vested(3)

Bernard Cammarata	300,000	—	—	$5.3438	04/09/07	47,000	$1,386,500	94,000	$2,773,000
	450,000	—	—	$10.8750	09/09/08
	450,000	—	—	$14.6250	09/08/09
Jeffrey G. Naylor	50,000	25,000	—	$22.8200	02/02/14	18,750	$553,125	34,688	$1,023,296
	100,000	50,000	—	$21.7500	09/08/14
	25,000	50,000	—	$21.4300	09/07/15
	—	63,750	—	$27.0000	09/06/16
Donald G. Campbell	125,000	—	—	$19.8500	09/04/12	18,750	$553,125	43,750	$1,290,625
	225,000	—	—	$20.1400	09/09/13
	100,000	50,000	—	$21.7500	09/08/14
	25,000	50,000	—	$21.4300	09/07/15
	—	85,000	—	$27.0000	09/06/16
Carol Meyrowitz	150,000	75,000	—	$21.7500	09/08/14	100,000	$2,950,000	200,000	$5,900,000
	—	127,500	—	$27.0000	09/06/16
Arnold S. Barron	41,666	—	—	$19.8500	09/04/12	18,750	$553,125	34,688	$1,023,296
	83,333	—	—	$20.1400	09/09/13
	91,667	45,833	—	$21.7500	09/08/14
	25,000	50,000	—	$21.4300	09/07/15
	—	63,750	—	$27.0000	09/06/16

(1)	All option awards are granted ten years prior to the option expiration date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and some employment terminations.

(2)	Reflects shares that have been earned but that have not vested.

(3)	Market values reflect the closing price of our common stock on the New York Stock Exchange on January 26, 2007 (the last business day of the fiscal year), which was $29.50 per share.

(4)	The following table shows the scheduled vesting dates for all unvested share awards for our named executive officers as of January 27, 2007:

	Number of
Name	Unvested Shares	Vesting Date

Bernard Cammarata	47,000	04/05/07
	94,000	(a)
Jeffrey Naylor	18,750	04/15/07
	18,750	04/15/08
	15,938	04/15/09
Donald Campbell	18,750	04/15/07
	18,750	04/15/08
	25,000	01/26/08
Carol Meyrowitz	100,000	04/05/07
	100,000	04/05/08
	100,000	04/05/09
Arnold Barron	18,750	09/04/07
	18,750	09/04/08
	15,938	09/04/09

(a)	Mr. Cammarata’s performance-based deferred shares vest upon ECC certification after April 22, 2007, the end of the sixty-day period after which we publicly released our fiscal 2007 financials.

Option Exercises and Stock Awards Vesting during Fiscal 2007

The following table provides information relating to option exercises and stock awards vesting for named executive officers during fiscal 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting

Bernard Cammarata	321,000	$7,158,621	—	—
Jeffrey G. Naylor	—	—	18,750	$454,313
Donald G. Campbell	400,000	$3,567,010	18,750	$454,313
Carol Meyrowitz	225,000	$1,528,410	37,500	$1,005,750
Arnold S. Barron	265,001	$1,994,288	18,750	$502,875

(1)	Represents the stock price on the New York Stock Exchange on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

Pension Benefits

We maintain a tax-qualified defined benefit plan, or the Retirement Plan, under which participants accrue a benefit payable as an annuity at retirement or, if vested, on an earlier termination of employment. The amount accrued each year once participation commences after an initial one-year eligibility period, expressed as a life annuity payable commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit (currently $78,000) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation in excess of another periodically adjusted limit, currently $225,000, however, is disregarded for these purposes.

Effective February 1, 2006, participation in the Retirement Plan was closed to future hires. However, participants employed prior to the freeze date continue to accrue a benefit as described above. Benefits under the Retirement Plan vest, in general, after five years of service. Each of our named executive officers except Mr. Naylor has a fully vested benefit under the Retirement Plan. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of service may elect to receive a reduced annuity benefit at retirement or at age 55, if later.

We also maintain a Supplemental Executive Retirement Plan. For each officer designated by the ECC, including Ms. Meyrowitz, Mr. Campbell and Mr. Barron, the SERP benefit is payable in installments, or in certain other forms, of actuarially equivalent value to the value of an annuity providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20. In determining final average earnings, the SERP includes salary and short-term incentives for a year and takes into account the average for the five years over the preceding ten years that yields the highest average. Other key employees, including Mr. Naylor, are only eligible for an alternative SERP benefit under which participants whose regular pension benefits are affected by Internal Revenue Service benefit restrictions receive on a nonqualified basis, payable by us, the benefits lost by reason of those restrictions. Mr. Cammarata was previously paid his SERP benefit. Because she has not yet attained age 55, Ms. Meyrowitz is not eligible for early retirement under the Retirement Plan or the SERP, although she has a vested benefit under both.

We do not have a policy of granting extra years of credited service for purposes of these plans. The underlying valuation methodology and other material assumptions utilized in calculating the present value of the accumulated pension benefits (see table below) are disclosed in footnote J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2007.

The following table provides information on pension benefits for named executive officers as of January 27, 2007:

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service(1)	Benefit	Fiscal Year

Bernard Cammarata	Retirement Plan	29	$1,288,276	—
Jeffrey G. Naylor	Retirement Plan	2	$21,048	—
	SERP(2)	2	$43,613	—
Donald G. Campbell	Retirement Plan	32	$341,551	—
	SERP	20	$2,765,357	—
Carol Meyrowitz	Retirement Plan	20	$195,613	—
	SERP	20	$2,979,923	—
Arnold S. Barron	Retirement Plan	26	$434,058	—
	SERP	20	$2,563,477	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service only after one year of service with our Company. Participants under our primary SERP benefit program begin to accrue credited service immediately and are credited with a maximum of 20 years of service.

(2)	Mr. Naylor participates in our alternative SERP benefit program.

Nonqualified Deferred Compensation Plans

Executive officers can also participate in our Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Mr. Cammarata does not participate in the ESP. Under the ESP, participants may defer up to 20% of base salary. Key employees who are not eligible for primary SERP benefits receive matching credits under our ESP. For participants at the Vice President level or higher, we match 25% of the first 10% of their deferred base salary if they meet their annual MIP performance targets (and up to a 50% match if those performance targets are exceeded). For participants below the Vice President level, we match 25% of the first 5% of their deferred salary if they meet their annual MIP performance target. Participants who do not meet their annual MIP targets receive only a 10% matching credit.

Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation or at age 55. All amounts deferred or credited to a participant’s account under the ESP are adjusted for hypothetical investment experience based on the actual investment experience of benchmark investment funds offered by the ESP and selected by the participant. Although not required by the plan, it is our practice to purchase the investments specified by participants, thus realizing the actual return of the notional investments. ESP participants may change their elections in the benchmark investment funds from time to time as permitted by the plan administrator.

Amounts credited to a participant’s account are distributed upon termination of employment. Distributions are generally lump sum payments, but participants whose employment terminates after they reach age 55 may elect to be paid in annual installments. If a participant receives a benefit under our Retirement Plan, the participant may be eligible to receive a retirement equalization benefit to compensate for the deferral of his income. A participant who is already eligible to receive an equalization benefit of the same value under the SERP will not be eligible for this benefit. Participants may apply for distributions under the ESP prior to termination of employment in the event of financial hardship. For amounts deferred or credited to a participant’s account prior to January 1, 2005, in the absence of financial hardship, a participant may request a lump sum distribution prior to termination and will receive 85% of the vested account and 85% of the portion of the vested employer credit account, with the remaining 15% forfeited. To avoid adverse tax consequences to participants, the same withdrawal provision is not available for amounts deferred or credited to a participant’s account after January 1, 2005.

Executive officers and directors, among others, are eligible to participate in our General Deferred Compensation Plan, or GDCP, which is a nonqualified deferred compensation plan that enables participants to defer all or a portion of eligible compensation (including base salary, bonuses pursuant to an annual or long-term incentive plan, and, in the case of directors, retainers or meeting fees). Participants may elect an event (for amounts deferred prior to January 1, 2005) or a specific date for payment of deferred compensation and the form of payment, either lump sum or monthly installments. Deferral accounts include interest on deferred amounts, determined based on a rate for Treasury securities that is adjusted annually; for calendar 2006, this rate was 4.27%. A director participant who ceases to serve as a director or an employee participant who retires after age 55, dies or is disabled will be paid his or her deferral account at the time and in the manner elected, except that the final payment must be made no later than the tenth anniversary of termination of service. Employee participants whose employment is terminated for another reason receive a lump sum payment following termination. GDCP participants who receive a benefit under our Retirement Plan may be eligible to receive a retirement equalization benefit to compensate for the deferral of income. A participant who is already eligible to receive an equalization benefit of the same value under the SERP is not eligible for this benefit. Upon a change of control, no further deferrals are permitted, and each participant receives the entire amount credited to his deferred account, along with the present value of any retirement equalization benefit, in a lump sum payment.

The following table provides information on nonqualified deferred compensation plans for named executive officers as of January 27, 2007:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name and	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Plan Name	Last FY(1)	Last FY(2)	Last FY(3)	Distributions	Last FYE(4)

Bernard Cammarata
GDCP	$12,045	—	$317	—	$12,362
Jeffrey G. Naylor
GDCP	$29,375	—	$4,180	—	$114,197
ESP	$62,702	$6,270	$4,564	—	$145,075
Donald G. Campbell
GDCP	—	—	$6,240	—	$150,872
ESP	$148,039	—	$196,167	—	$1,932,098
Carol Meyrowitz
GDCP	$191,900	—	$3,420	—	$195,320
Arnold S. Barron
ESP	$134,535	—	$98,116	—	$896,255

(1)	All executive contributions are also included as compensation in either the Salary or Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	The matching contribution of $6,270 received by Mr. Naylor under the ESP is also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Reflects market-based earnings on amounts deferred by plan participants. In the case of our ESP, it is our practice to purchase the specified investments, thus realizing the actual market-based returns on the notional investments selected by plan participants.

(4)	The aggregate balance includes executive contributions from prior fiscal years. These prior contributions were previously included in the Summary Compensation Tables of prior proxy statements as Salary or Bonus for the fiscal year in which these contributions were deferred.

Potential Payments upon Termination or Change of Control

Each of our named executive officers during fiscal 2007 was a party to an employment agreement providing for payments in connection with such officer’s termination or a change of control. Under these agreements, as in effect on the last day of fiscal 2007, upon involuntary termination prior to the end of the term of the agreement, or if the executive terminates voluntarily for good reason (defined as relocation or, in some cases, a change in reporting responsibilities), the executive would receive continuation of base salary for a severance period of one year or the remainder of the term of the agreement if longer, offset by other earnings after one year. In addition, during the severance period, the executive is entitled to continued medical and life insurance coverage, unless the executive obtains no less favorable coverage from another employer or self-employment, plus continuation of the executive’s automobile benefit. Cash and equity-based awards and other benefits are governed by the terms of those programs, which, upon involuntary termination prior to the end of the term of the agreement, or if the executive terminates voluntarily for good reason, generally provide prorated MIP and LRPIP target awards for the year of termination. In addition, under such circumstances, Mr. Cammarata, Ms. Meyrowitz and Mr. Campbell would receive full accelerated vesting of their stock awards and stock options. Each of these agreements, as in effect as of the last day of fiscal 2007, included a two-year non-competition and non-solicitation agreement (Ms. Meyrowitz’s new employment agreement, effective as of fiscal 2008, provides for an eighteen-month non-competition and non-solicitation agreement), and our obligation to continue to pay benefits ceases if, during the two-year period following termination, the executive violates these agreements. Termination of the executive’s employment at the end of the employment agreement term is treated as an involuntary termination unless we make an offer of continued employment that satisfies conditions specified in the employment agreement and the executive declines the offer.

Upon a change of control, whether or not the executive’s employment has been terminated, the executive receives a cash lump sum payment equal to the executive’s maximum LRPIP award under any award cycles not yet completed, plus the executive’s target award and a prorated award under our MIP for the year of the change of control, plus full accelerated vesting of stock awards and stock options. If, within 24 months following a change of control and prior to the end of the term of the executive’s employment agreement, the executive’s employment is terminated by us without cause, by the executive for good reason or due to death, incapacity or disability, instead of the severance benefits described above, the executive receives a cash lump sum payment equal to two times the higher of the executive’s base salary immediately prior to termination or a change of control, plus continued medical and life insurance for two years (except to the extent the executive has coverage from another employer), plus the continuation of the automobile benefit for two years. We are also obligated to pay the executive a tax gross-up payment to cover certain taxes incurred in connection with a change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of the executive’s contractual rights following a change of control.

The events that constitute a change of control under the employment agreements for our named executive officers generally consist of the following, subject to certain qualifications set forth in their employment agreements:

•	there occurs a change of control of a nature that would be required to be reported on Form 8-K or other applicable filings under the Securities Exchange Act of 1934, as amended; or

•	any person (or group of related persons or entities) becomes the owner of 20% or more of our common stock and thereafter individuals who were not our directors prior to the date such person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such person and constitute at least 1/4 of the our board of directors; or

•	there occurs any solicitation or series of solicitations of proxies by or on behalf of any person (other than our board of directors) and thereafter individuals who were not our directors prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such person and constitute at least one-fourth of our board of directors; or

•	we execute an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of our business and/or assets shall be owned, leased or otherwise controlled by another person and (ii) individuals who are our directors when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement.

In the event of a termination by death, disability or incapacity on the last day of fiscal 2007, each named executive officer (or his or her legal representative) is entitled to certain benefits, including continuation of base salary for a severance period of one year or the remainder of the term of the agreement if longer, offset by benefits paid out under our long-term disability plan. During the severance period, the executive is also entitled to continued medical and life insurance coverage and continuation of the automobile benefit. In addition, each executive receives a cash lump sum payment equal to any unpaid amounts to which the executive is entitled, under the MIP for fiscal 2007 and under LRPIP for any cycle completed prior to termination. Each executive is also entitled to a payment equal to the sum of the prorated MIP and LRPIP target awards outstanding, plus the full target MIP award for the year of termination. Equity-based awards are generally governed by the terms of the individual grants. Under such circumstances, Ms. Meyrowitz and Mr. Campbell would receive full accelerated vesting of their restricted stock awards. Mr. Cammarata would retain any unvested stock awards, but these awards would remain subject to the achievement of underlying performance targets. Each executive would also receive partial accelerated vesting of the tranche of stock options that would have next vested.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers assuming the triggering events occurred on January 27, 2007, all pursuant to the terms of each executive’s employment agreement as in effect on such date:

Triggering Event /Payments	B. Cammarata	J. Naylor	D. Campbell	C. Meyrowitz	A. Barron

Death / Disability / Incapacity
Severance	$1,205,770	$771,096	$889,726	$1,892,603	$830,411
MIP and LRPIP	—	1,808,165	2,262,124	5,199,305	1,924,234
Acceleration of Unvested Option Awards	—	417,226	1,003,500	269,640	239,862
Acceleration of Unvested Stock Awards	4,159,500	—	1,843,750	8,850,000	—
Medical/Life Insurance	14,127	11,015	7,105	15,975	11,015
Automobile Benefit	82,227	41,352	41,352	59,975	41,352

Total	$5,461,624	$3,048,854	$6,047,557	$16,287,498	$3,046,874

Termination without Cause / Voluntary Termination with Good Reason
Severance	$1,205,770	$771,096	$889,726	$1,892,603	$830,411
MIP and LRPIP	—	1,494,367	1,854,701	3,791,757	1,590,205
Acceleration of Unvested Option Awards	—	—	1,003,500	900,000	—
Acceleration of Unvested Stock Awards	4,159,500	—	1,843,750	8,850,000	—
Medical/Life Insurance	14,127	11,015	7,105	15,975	11,015
Automobile Benefit	82,227	41,352	41,352	59,975	41,352

Total	$5,461,624	$2,317,830	$5,640,134	$15,510,310	$2,472,983

Change of Control
MIP and LRPIP	$—	$2,716,346	$3,077,346	$4,465,096	$2,814,308
Acceleration of Unvested Option Awards	—	1,117,375	1,003,500	900,000	918,081
Acceleration of Unvested Stock Awards	4,159,500	1,576,421	1,843,750	8,850,000	1,576,421

Total	$4,159,500	$5,410,142	$5,924,596	$14,215,096	$5,308,810

Change of Control followed by Termination
Severance	$1,205,770	$1,300,000	$1,500,000	$2,200,000	$1,400,000
MIP and LRPIP	—	2,716,346	3,077,346	4,465,096	2,814,308
SERP Enhancement	—	—	1,764,059	643,995	1,574,841
Acceleration of Unvested Option Awards	—	1,117,375	1,003,500	900,000	918,081
Acceleration of Unvested Stock Awards	4,159,500	1,576,421	1,843,750	8,850,000	1,576,421
Medical/Life Insurance	11,978	18,570	11,978	18,570	18,570
Automobile Benefit	69,716	69,500	69,716	69,500	69,716
Tax Gross-up	—	2,316,306	—	6,312,237	2,758,769

Total	$5,446,964	$9,114,518	$9,270,349	$23,459,398	$11,130,706

We used the following assumptions to calculate these payments:

•	We assumed in each case that termination is not for cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following termination, the executive does not receive medical or life insurance coverage from another employer within two years of termination or a change of control (or, in the case of a termination absent a change of control, within the remaining term of the agreement, if longer) and the executive does not incur legal fees requiring reimbursement from us.

•	In the case of disability or incapacity, we assumed that the executive is not entitled to payment under our long-term disability plan. If for any period an executive receives compensation under a TJX long-term disability plan or severance payments under his or her employment agreement, the executive would be obligated to reimburse us for any aggregate amount in excess of the severance amount listed in the table above.

•	We valued restricted stock, deferred stock and stock options using the closing price of our common stock on the New York Stock Exchange on January 26, 2007, the last business day of the fiscal year, which was $29.50 per share.

•	We included the full value of all accelerated stock awards ($29.50 per share) and the spread value ($29.50 per share minus the option exercise price) for all stock options that are accelerated upon a termination of employment (including by reason of death, disability or incapacity) or termination of employment and change of control. In the case of a termination and change of control, we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at 2007 Fiscal Year-End” for information regarding unvested stock and options awards. With respect to Mr. Cammarata’s stock awards, we have included the full value of all stock awards retained in the event of a termination without cause or for good reason; however, vesting of these awards would remain subject to the achievement of underlying performance targets.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

•	We assumed that the automobile benefit is two (or, in the case of a termination absent a change of control, the number of years remaining in the term of the agreement) times the automobile benefit for the executive.

•	We assumed that upon a termination without cause (or a voluntary termination with good reason), the executive would receive the actual MIP award for fiscal 2007 and the target MIP award for fiscal 2007, plus the prorated target award for each open LRPIP cycle based on the number of months of the cycle completed as of January 27, 2007 over 36. We assumed that upon a termination and a change of control, the executive would receive two times his or her target MIP award for fiscal 2007 and the maximum award for each open LRPIP cycle.

•	We included the estimated present value of enhanced benefits payable under our SERP in the case of a termination and a change of control.

•	We included estimated tax gross-up payments for change-of-control excise taxes in the case of a termination and a change of control. For purposes of calculating the estimated tax gross-up payments, we assumed that all outstanding stock options are cashed out at their spread value ($29.50 per share minus the option exercise price). Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation.

Upon a termination or a termination and a change of control, other than the estimated present value of enhanced benefits payable under our SERP, which value is reflected in the table above, our named executive officers, like other participants in our Retirement Plan, ESP and GDCP, are eligible for the benefits described in the sections titled “Pension Benefits” and “Nonqualified Deferred Compensation Plans” and would be entitled to benefits under those plans in accordance with their terms.

Under the employment agreements for our named executive officers, the executive is generally subject to a two-year non-solicitation undertaking regardless of the nature of the executive’s termination, and a two-year non-competition undertaking if the executive terminates his employment voluntarily at any time other than for good reason, is terminated by us for cause or is terminated at the end of the term of the employment agreement. Ms. Meyrowitz’s new employment agreement as CEO, effective as of fiscal 2008, provides for eighteen month non-competition and non-solitication undertakings that remain in effect regardless of the nature of her termination. Upon a change of control, the employment agreements for each of our executives provide that the executive is no longer subject to the non-competition undertaking, but the non-solicitation undertaking remains in effect.

Compensation of Directors

For fiscal 2007, we paid all of our non-employee directors as follows:

•	Annual retainer of $40,000 for each director.

•	Annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee chair.

•	Two annual deferred share awards, each representing shares of our common stock valued at $50,000.

Directors are not paid fees for attendance at Board and committee meetings that are short in duration. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock at vesting date, unless an irrevocable advance election is made whereby it is payable at the same time as the first award. Deferred share awards and deferred dividends on those awards are granted under our SIP and are distributed as shares of common stock when the director leaves the Board or upon a change of control.

Directors may participate in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate and are paid at retirement from the Board. Our employee directors are not paid additional compensation for their service as directors. We do not provide retirement or insurance benefits for our non-employee directors.

The Corporate Governance Committee is responsible for reviewing and recommending non-employee Director compensation to the Board. In fiscal 2006, the Committee, with the assistance of Cook, reviewed the amount and forms of compensation of non-employee directors, committee members and the Lead Director and benchmarked the total compensation and each type against the peer companies. Cook is an independent compensation consultant directly retained by the Committee, which set the fees and scope of this assignment. The compensation set forth above was recommended to the Board, which it adopted effective in fiscal 2007.

The following table provides information concerning compensation for our non-employee directors during fiscal 2007:

	Fees Earned
	or Paid	Stock	Option	All Other
Name	In Cash	Awards(1),(4)	Awards(1),(4)	Compensation	Total

David A. Brandon	$118,500	$84,486	$46,200	—	$249,186
Gary L. Crittenden(2)	$70,000	$51,559	$46,200	—	$167,759
Gail Deegan	$128,456	$84,638	$46,200	—	$259,294
Dennis F. Hightower(2)	$94,577	$52,481	$46,200	—	$193,258
Amy B. Lane(3)	$103,000	$83,512	$62,534	—	$249,046
Richard G. Lesser	$82,000	$83,658	$46,200	—	$211,858
John F. O’Brien	$170,500	$85,763	$46,200	—	$302,463
Robert F. Shapiro	$108,000	$87,572	$46,200	—	$241,772
Willow B. Shire	$128,599	$85,936	$46,200	—	$260,735
Fletcher H. Wiley	$116,500	$87,444	$46,200	—	$250,144

(1)	Reflects the amounts recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R). In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions. Stock and option awards are valued in accordance with SFAS 123(R). Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. The underlying valuation assumptions for equity awards are further disclosed in footnote F to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2006 and footnote G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2007. The grant date fair value of the two deferred stock awards granted to our non-employee directors in fiscal 2007 was $50,000 per award.

(2)	Mr. Crittenden resigned from the Board of Directors on January 24, 2007, and Mr. Hightower resigned from the Board of Directors on December 31, 2006.

(3)	Ms. Lane received a pro-rata stock option award (grant date fair value of $62,534) and a pro-rata deferred stock award (grant date fair value of $19,890) in fiscal 2007 relative to the equity awards granted to other directors in fiscal 2006, as compensation for her partial year of service in fiscal 2006.

(4)	The following table shows the number of outstanding shares of deferred stock awards and the number of outstanding shares underlying option awards for our non-employee directors as of January 27, 2007:

	Outstanding	Outstanding
Name	Stock Awards	Option Awards(c)

David A. Brandon	8,952	60,000
Gary L. Crittenden(a)	8,450	68,000
Gail Deegan	9,568	60,000
Dennis F. Hightower(b)	—	—
Amy B. Lane	5,239	7,956
Richard G. Lesser	5,607	648,500
John F. O’Brien	14,116	84,000
Robert F. Shapiro	21,430	48,000
Willow B. Shire	14,818	76,000
Fletcher H. Wiley	20,914	84,000

(a)	Reflects the number of vested deferred shares and stock options held by Mr. Crittenden upon his resignation from the Board.

(b)	At the time of his resignation from the Board, Mr. Hightower had a vested deferred share balance of 12,176 shares, which were distributed to him prior to January 27, 2007.

(c)	All options for Board service were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, had a ten-year term, vest after one year or upon a change of control, and remain exercisable for the term of the option or up to five years after cessation of Board service. Such options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. In addition, Mr. Lesser holds stock options granted for his service as an executive of TJX.

PROPOSAL 2

APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

As in the case of other publicly-held companies, compensation of more than $1 million paid by TJX in any year to its chief executive officer or to any of its other four most highly paid named executive officers is deductible from TJX’s U.S. taxes only if the compensation paid is “performance-based” for purposes of the tax law. To qualify, shareholders must approve the material terms of the performance goals for such compensation every five years. The material terms include the class of employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that could be paid to any employee if the performance goal is attained.

Our shareholders last approved the material terms of the performance goals for executive officers under our Management Incentive Plan and Long Range Performance Incentive Plan at our Annual Meeting in 2002. Accordingly, we are now seeking approval for the material terms of the performance goals for our executive officers under the MIP and LRPIP.

The class of employees eligible to receive compensation under the MIP and LRPIP are those key employees of TJX (including executive officers) selected by the ECC, which is comprised solely of outside directors.

The business criteria on which the ECC must base performance goals for each award granted under the MIP or the LRPIP are one or more items of or within any one or more of the following (on a consolidated, divisional, line of business, geographical or area of executive’s responsibilities basis):

•	Sales, revenues, assets or expenses;

•	Earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or such other items as the ECC may determine at the time the performance goals are pre-established, whether or not on a continuing operations and aggregate or per share basis;

•	Return on investment, capital, assets, sales or revenues; or

•	Stock price.

The maximum amount payable to any participant with respect to any award under the MIP or LRPIP is $5 million. Because the ECC increased the maximum amount from $2 million to $5 million in April 2007 in light of increases in base salaries and total compensation over the past ten years, approval is also sought for awards made to executives in April 2007 who will be subject to Section 162(m) to the extent that such awards exceed the $2 million limit previously approved by shareholders.

Performance-based awards under our MIP and LRPIP are an important part of our compensation system. We rely on them to attract and retain our management. In order to preserve our ability to make these tax deductible awards under the MIP and LRPIP to some of our executives, we need your approval of the material terms of the performance goals which are described above.

Your Board of Directors unanimously recommends that you vote FOR Proposal 2, Approval of Material Terms of Executive Officer Performance Goals.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 26, 2008. We are asking stockholders to ratify this appointment. Representatives of PricewaterhouseCoopers LLP will attend the 2007 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 4

SHAREHOLDER PROPOSAL

On December 21, 2006, we received the following proposal from the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington, DC 20001, beneficial owners of approximately 8,100 shares of our common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of The TJX Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.”

Statement of the Board of Directors in Opposition to the Shareholder Proposal

We elect directors using the method used by the overwhelming majority of publicly traded companies and prescribed as the default method by Delaware law — our directors are elected by a plurality of the votes cast at a meeting. Our shareholders have strongly supported our nominees over many years. Last year, for example, every nominee received an affirmative vote greater than 98% of shares voted. Further, over 415 million shares, or over 90% of the shares outstanding, were voted in last year’s election of directors, making the argument that directors might be elected by one vote highly unrealistic. A similar proposal submitted at our last Annual Meeting of Stockholders was defeated by a margin of nearly two to one. We continue to believe that this shareholder proposal would not improve our corporate governance or the performance of individual directors and our entire board and would introduce unnecessary uncertainty and complications, and therefore that it is not in the best interests of our shareholders.

The effects of majority voting are still in early stages and continue to evolve. Implementation of this proposal could provide special interest shareholder groups the power to promote “vote-no” campaigns that are not in the best interests of all shareholders, potentially forcing TJX to resort to expensive strategies to obtain the required vote, to the detriment of the majority of TJX shareholders. By deferring additional action on majority voting, we will continue to learn from the experiences of other companies, including whether instituting an absolute majority voting system makes recruitment of suitable directors more difficult, causes shareholder confusion, or increases solicitation costs.

Other recent developments may also have significant implications for majority voting. The NYSE has proposed for the 2008 proxy season to amend its rules so that brokers would not be permitted to vote shares for directors held in street name without instructions from beneficial owners. In addition, the SEC has adopted rules permitting companies and their opponents to deliver proxy materials through posting on the Internet, significantly reducing costs for shareholders wishing to propose an alternative slate of directors at an annual meeting. This should directly address one of the primary arguments for majority voting — that the current system makes it too difficult and expensive for shareholders to propose alternatives to an issuer’s director nominees. We plan to continue to follow the experiences of other companies to gather a fuller data set on the implications and effects of different majority voting systems at a practical and operational level.

Our Corporate Governance Principles already require any nominee for director who receives a greater number of votes “withheld” from than cast “for” his or her election in an uncontested election to tender his or her resignation and provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the stockholders’ meeting, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders as well as the basis for the underlying stockholder vote. The full text of our Corporate Governance Principles is available at www.tjx.com. We believe that our current majority voting policy achieves the result sought through this shareholder proposal, while avoiding some of the issues inherent in the absolute majority vote suggested by the proponents.

Consistent with our current majority voting policy, we have long had strong corporate governance and a culture of integrity for our Company led by our Board of Directors. Our Corporate Governance Principles provide high standards and thoughtful procedures for selection of nominees, and our Board and Board committees perform annual self-assessments of performance. Our Corporate Governance Principles also provide that at least two-thirds of our directors should be independent and include standards for independence. Additionally, in response to shareholder sentiment during the past few years, the directors have taken action to declassify the Board. With the active participation of our stockholders, our current voting standard combined with our strong corporate governance has been successful over many years in electing strong, independent and effective Boards of Directors for TJX.

We urge our shareholders to read our Corporate Governance Principles, which address majority voting, on our website and also to defeat this proposal.

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 4, Shareholder Proposal.

VOTING REQUIREMENTS AND PROXIES

The ten nominees receiving a plurality of votes properly cast at the meeting will be elected directors. Under our Corporate Governance Principles, any director who does not receive a majority of the votes cast must tender his or her resignation for consideration by the Board. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the ten director nominees, for the approval of material terms of executive officer performance goals, for the appointment of the independent registered public accounting firm and against the Shareholder Proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares with respect to the Shareholder Proposal without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the Shareholder Proposal or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 29, 2007.

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide notice of the proposal to us not later than March 7, 2008. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2008 Annual Meeting must notify us in writing no earlier than February 6, 2008 and no later than March 7, 2008. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $9,000, plus expenses. Our officers and employees may also assist in soliciting proxies in those manners.

EXHIBIT A

Charter of the Audit Committee
of the
Board of Directors
of
The TJX Companies, Inc.

I.	Purpose.

The purpose of the Audit Committee of The TJX Companies, Inc. is to:

•	Appoint and oversee the independent auditor and approve the independent auditor’s compensation;

•	Assist the Board of Directors in its oversight of (1) the integrity of the Company’s financial statements, (2) the adequacy of the Company’s system of internal control, (3) compliance with the Company’s Code of Conduct and with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, and (5) the performance of the Company’s independent auditor and of the internal audit function; and

•	Prepare an audit committee report as required by U.S. Securities and Exchange Commission rules to be included in the Company’s annual proxy statement.

II.	Duties and Responsibilities.

The duties and responsibilities of the Audit Committee are as follows:

Selection of Independent Auditor.

•	Select, retain, and replace, if necessary, the Company’s independent auditor, which shall report directly to the Audit Committee.

Oversight of Independent Auditor.

•	At least annually review and evaluate the performance of the independent auditor including the lead audit partner, taking into account the opinions of management and the Company’s internal auditors. The Committee will assure the regular rotation of the lead partner as required by law, and further consider whether there should be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the lead partner of the independent auditor to the full Board of Directors.

•	Establish policies and procedures for the pre-approval of audit and non-audit services. Pre-approve all auditing services and all permitted non-audit services by the independent public accountant including engagement fees and terms. The Audit Committee may delegate the authority to take such action between meetings to one or more designated members of the Audit Committee, provided that the decisions made by such member or members are presented to the full Audit Committee at its next scheduled meeting.

•	Review, evaluate and discuss a periodic written report from the independent auditor, which report shall be required to disclose all relationships between the independent auditor and the Company, including all matters set forth in Independence Standards Board Standard No. 1; and recommend to the Board of Directors any actions to satisfy the Board of the independent auditor’s independence.

•	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence)

all relationships between the independent auditor and the Company. The Committee shall present its conclusions with respect to the independent auditor to the full Board of Directors.

•	Establish Company hiring policies for employees or former employees of the independent public accountant in accordance with SEC and NYSE rules.

Oversight of Financial Statements.

•	Discuss with management and the independent auditor their judgments about the quality and appropriateness of and any suggested changes in the Company’s accounting principles, the reasonableness of significant judgments and estimates, including descriptions of any significant transactions, the effects of alternative generally accepted accounting principles or methods or new accounting or regulatory pronouncements, off-balance sheet structures and regulatory and accounting initiatives and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations. Resolve disagreements, if any, between management and the independent auditor regarding financial reporting.

•	Receive and review a report from the independent auditor discussing (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss guidelines and policies that govern the process by which the CEO and senior management assess and manage the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies (i.e., discussion of the types of information to be disclosed and the type of presentation to be made);

•	Review with management and the independent auditor the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Conditions and Results of Operations to be included in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q before filing with the SEC. Review with management the remaining portions of the Form 10-K and each Form 10-Q, the proxy statement and the Annual Report to Stockholders before filing with the SEC or distribution.

•	Discuss the results of the annual audit and quarterly reviews and any other matters required to be communicated to the Audit Committee by the independent auditor under generally accepted auditing standards, including Statement on Auditing Standards No. 61, and review with the independent auditor any audit problems or difficulties and management’s response to any problems or difficulties.

•	Review pending legal proceedings and other known contingent liabilities that the Committee believes may have a material effect on the financial statements.

Oversight of the Audit Process.

•	Evaluate and discuss with the internal auditors and the independent auditor the annual plans for the audit and the internal audit program, including the degree of coordination of the respective plans. Review the audit scope and approach for the independent audit, subsequent changes to the independent audit plan and progress in accomplishing the independent audit plan. Review the scope and approach of the internal audit plan, subsequent changes to the internal audit plan and progress in accomplishing the internal audit plan.

•	Instruct the internal auditors and the independent auditor to advise the Committee of any particular areas that require its attention.

•	Review with the independent auditor any audit problems or difficulties and management’s response.

Oversight of the Company’s System of Internal Control.

•	Review and discuss with management, the internal auditors and the independent auditor the Company’s system of internal controls, the recommendations of the independent auditor and the internal auditors for improvements in internal controls and management’s responses to the recommendations, and any special audit steps adopted in light of any material control deficiencies. Receive disclosure from the CEO and CFO, prior to giving their required certifications, regarding any significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential, anonymous submissions by associates of the Company regarding questionable accounting or auditing matters.

Oversight of the Company’s Compliance and Ethics Programs.

•	Oversee the Company’s compliance and ethics programs including oversight of operations, monitoring, auditing and risk assessment.

•	Oversee procedures designed to inform the Board of Directors and the Company’s associates of the content and operation of the Company’s compliance and ethics programs.

•	Adopt, review and amend codes of conduct and ethics for the Company’s associates and directors, or recommend to the Company’s Board of Directors adoption of or amendments to such codes, as the Committee may deem appropriate.

General.

•	Report regularly to the Board of Directors.

•	Review the adequacy of this Charter annually and submit any proposed amendments to the Board of Directors for approval.

•	Conduct and present to the Board an annual evaluation of the performance of the Audit Committee.

•	Prepare the report of the Audit Committee for the Company’s annual proxy statement as required by SEC rules.

•	Review such other matters that the Board of Directors or the Committee shall deem appropriate.

•	Each member of the Committee shall be entitled to rely on: (1) the integrity of those persons and organizations within and outside the Company from which it receives information, and (2) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary. In the event of such knowledge, this information shall be reported promptly to the Board of Directors. It is not the responsibility of the Committee to determine whether the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, to plan or conduct audits, to conduct investigations, or to assure compliance with laws, regulations, or any internal rules or policies of the Company.

•	Meet separately, periodically, with management, with internal auditors and with independent auditors.

III.	Composition.

The Audit Committee shall consist of at least three members of the Board, including a Chair, appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee. The term of each member shall be until the first meeting of directors following the next annual meeting of stockholders unless such member earlier dies, resigns or is removed by the Board of Directors in its discretion. Each member shall satisfy the independence and financial literacy requirements for service on an audit committee under applicable law and SEC and NYSE rules. At least one member shall be an “audit committee financial expert” as defined by SEC rules. No member of the Audit Committee shall serve on the audit committee of more than two other public companies.

IV.	Meetings.

The Committee shall hold at least nine regularly scheduled meetings annually and such special meetings as it determines appropriate. Any member of the Audit Committee may call a meeting of the Audit Committee upon one day’s notice to each other member. The Audit Committee shall meet separately at least quarterly with management, with the internal auditors and with the independent auditor to discuss any matters that the Audit Committee or any of these persons or firms believes should be discussed privately. Any action of the Audit Committee shall be taken by the affirmative vote of a majority of the members and may be taken without a meeting if all members of the Audit Committee consent in writing. The Audit Committee may delegate its authority to a subcommittee. The Audit Committee may establish such other procedures to govern its operation as it determines are appropriate.

V.	Advisors.

The Audit Committee shall have the sole authority to retain and terminate, at the expense of the Company and without Board approval, such legal, accounting or other advisors as it shall consider appropriate to carry out its duties and responsibilities of the Audit Committee including determining the fees and terms of engagement of such advisors.

THE TJX COMPANIES, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/tjx
•	Go to the website address listed above.
•	Have your proxy card ready.
•	Follow the simple instructions that appear on your computer screen.
 OR
TELEPHONE
1-866-509-1041
•	Use any touch-tone telephone.
•	Have your proxy card ready.
•	Follow the simple recorded instructions.
 OR
MAIL

•	Mark, sign and date your proxy card.
•	Detach your proxy card.
•	Return your proxy card in the postage-paid envelope provided.

1-866-509-1041
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Date and Sign Below and Return Promptly in the Enclosed Envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the Election of Directors.

1.	Election of Directors.

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	(01) David A. Brandon, (02) Bernard Cammarata, (03) David T. Ching, (04) Michael F. Hines, (05) Amy B. Lane, (06) Carol Meyrowitz, (07) John F. O’Brien, (08) Robert F. Shapiro, (09) Willow B. Shire, (10) Fletcher H. Wiley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions
The Board of Directors recommends a vote FOR Proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Approval of material terms of Executive Officer performance goals.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.

		FOR	AGAINST	ABSTAIN

3.	Ratification of appointment of PricewaterhouseCoopers LLP.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

4.	Shareholder Proposal regarding election of directors by majority vote.	☐	☐	☐
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date	Stockholder sign here	Co-Owner sign here

THE TJX COMPANIES, INC.
Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 5, 2007.
Thank you in advance for your prompt consideration of these matters.

THE TJX COMPANIES, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 5, 2007

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) CAROL MEYROWITZ, MARY B. REYNOLDS and JEFFREY G. NAYLOR, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the SunTrust Plaza/World Trade Center, 303 Peachtree Street NE, Atlanta, GA on Tuesday, June 5, 2007 at 9:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AGAINST PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
The Board of Directors recommends a vote FOR the Election of Directors, FOR Proposal 2, FOR Proposal 3, and AGAINST Proposal 4.

Mark box at right if you have noted an address change.	☐	THE TJX COMPANIES, INC. P.O. BOX 11377 NEW YORK, N.Y. 10203-0377	ADDRESS CHANGE/COMMENTS

Mark box at right if you have noted comments.	☐